Exhibit 99.1

NOBLE REPORTS SECOND QUARTER 2005 RESULTS

     SUGAR LAND, Texas, July 17, 2005 — Noble Corporation reported net income for the second quarter of 2005 of $73.3 million, or $0.53 per diluted share, on operating revenues of $344.0 million, compared to net income of $34.4 million, or $0.26 per diluted share, on operating revenues of $253.0 million for the second quarter of 2004. Net income for the six months ended June 30, 2005 was $118.8 million, or $0.87 per diluted share, on operating revenues of $654.3 million, compared to net income of $62.6 million, or $0.47 per diluted share, on operating revenues of $498.4 million for the six months ended June 30, 2004, a 90 percent increase in net income and a 31 percent increase in operating revenues.

     At June 30, 2005, the Company’s consolidated balance sheet reflected $2.56 billion in shareholders’ equity, $223.5 million in cash, restricted cash and marketable debt securities, and $442.5 million in total debt. Net cash provided by operating activities for the six month period ended June 30, 2005 was $190.2 million. Debt as a percentage of total capitalization decreased from 18 percent as of December 31, 2004 to 15 percent as of June 30, 2005. During the first half of 2005, the Company repaid $65 million principal amount of the outstanding balance on its $300 million bank credit facility.

     James C. Day, Chairman, Chief Executive Officer and President, said, “We continue to work closely with key clients with strong prospect inventories to assure their access to premium drilling units. One method of access is through longer term contracts. Further, inquiries for deepwater units, specifically our Bingo 3 and 4 hulls, remains strong.”

     Net income for the second quarter of 2005 increased 61 percent from the first quarter of 2005 as average dayrates for the units in the U.S. Gulf of Mexico and North Sea continued to improve and operating days increased with the completion of planned shipyard projects on the Noble Paul Romano, Noble Roger Eason, and Noble Lewis Dugger in the second quarter of 2005.

     Compared to the second quarter of 2004, net income in the second quarter of 2005 more than doubled primarily due to an increase in worldwide utilization and higher average dayrates in the U.S. Gulf of Mexico, North Sea and Brazil. Worldwide rig utilization increased to 97 percent in the second quarter of 2005 from 84 percent in the second quarter of 2004. Operating days in Nigeria increased 182 days due to contracts for the Noble Ed Noble and the Noble Don Walker. Operating days in the Middle East increased by 220 days in the second quarter of 2005 over the second quarter of 2004 primarily due to the acquisitions of the Noble Cees van Diemen and Noble David Tinsley in the second half of 2004 and contributions from the Noble Dick Favor (which was in drydock in the second quarter of 2004).

     The average dayrates for the jackup and deepwater rigs (capable of drilling in water depths of 4,000 feet or greater) in the U.S. Gulf of Mexico increased 33 and 13 percent, respectively, from the second quarter of 2004. Furthermore, in this region the Company has contract extensions through December 31, 2005 on the Noble Jim Thompson and Noble Paul Romano at dayrates of $175,000 and $170,000, respectively. The average dayrates in the North Sea increased $10,274 or 20 percent in the second quarter of 2005 from the second quarter of 2004. In Brazil, the Noble Paul Wolff commenced a two and one-half year contract for Petrobras in May 2005 at an initial dayrate of $154,000 to $156,000 plus a potential performance bonus of 20 percent. The average dayrate for the Noble Homer Ferrington, which was deployed to Nigeria in the fourth quarter of 2004, improved 53 percent over the average for the 2004 second quarter.

     Offshore contract drilling services revenues from deepwater drilling units accounted for approximately 35 percent and 32 percent, respectively, of the Company’s total contract drilling services revenues for the second quarter of 2005 and 2004, respectively. The Company currently operates six deepwater semisubmersibles in the Gulf of Mexico, one deepwater semisubmersible and three deepwater drillships offshore Brazil, and one deepwater semisubmersible in Nigeria. Contract drilling services revenues from international sources accounted for approximately 74 percent of the Company’s total contract drilling services revenues for the second quarters of 2005 and 2004.

     The average dayrate for the Company’s international jackup rigs was $51,747 in the second quarter of 2005 compared to $50,277 in the second quarter of 2004. Utilization on these units increased from 85 percent in the second quarter of 2004 to 97 percent in the second quarter of 2005.

     The increase in the Company’s operating expenses in the second quarter of 2005 as compared to the same quarter of 2004 was mainly due to the increase in the number of operating days which was in part due to the addition of the Noble Cees van Diemen and Noble David Tinsley and in part due to higher rig utilization.

     Day said, “We anticipate the speculative new build jackups entering the market can be absorbed; however, they may experience health, safety and environmental challenges as they attempt to man the new units in an extremely tight labor market.”

     A shipyard project on the Noble Paul Wolff is expected to commence during the fourth quarter of 2005. The Company also recently announced that five of their units currently operating in the Bay of Campeche, Mexico have received contract renewals from Pemex following the expiration of their respective initial contract terms. The Noble Leonard Jones (dayrate of $70,500) and the Noble John Sandifer, Noble Johnnie Hoffman and Noble Sam Noble (dayrate of $64,250) each received a two-year contract while the Noble Bill Jennings received a 669-day contract extension at a dayrate of $75,000. As previously announced, the Noble Lewis Dugger is currently operating in Mexico under a two-year contract from Pemex at a dayrate of $64,250.

     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s premium fleet of 60 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 41 jackups and three submersibles. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea,

Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.

     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC- 336
7/17/05

For additional information, contact:
John T. Rynd, Vice President — Investor Relations, Noble Drilling Services Inc.
Noble Corporation, 281-276-6100

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
OPERATING REVENUES
Contract drilling services	$303,911		$225,667		$566,315		$444,250
Reimbursables	18,655		9,555		43,157		19,604
Labor contract drilling services	17,531		12,078		35,672		20,469
Engineering, consulting and other	3,911		5,709		9,189		14,119

	344,008		253,009		654,333		498,442

OPERATING COSTS AND EXPENSES
Contract drilling services	145,907	(a)	122,510	(a)	289,929	(a)	246,833	(a)
Reimbursables	16,546		8,082		39,452		17,159
Labor contract drilling services	14,476	(a)	9,441	(a)	29,665	(a)	16,247	(a)
Engineering, consulting and other	5,733		6,784		11,621		14,881
Depreciation and amortization	59,529	(a)	51,183	(a)	115,906	(a)	101,610	(a)
Selling, general and administrative	10,099		8,448		17,917		16,309

	252,290		206,448		504,490		413,039

OPERATING INCOME	91,718		46,561		149,843		85,403

OTHER INCOME (EXPENSE)
Interest expense	(5,192)		(8,620)		(11,127)		(17,688)
Other, net	2,876		2,037		6,211		4,523

INCOME BEFORE INCOME TAXES	89,402		39,978		144,927		72,238
INCOME TAX PROVISION	(16,092)		(5,597)		(26,087)		(9,597)

NET INCOME	$73,310		$34,381		$118,840		$62,641

NET INCOME PER SHARE:
Basic	$0.54		$0.26		$0.88		$0.47
Diluted	$0.53		$0.26		$0.87		$0.47

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	136,065		132,540		135,637		132,583
Diluted	137,300		133,704		136,936		133,766

(a)	Amortization of deferred costs for major maintenance projects ($12,226 and $9,949 for the three months ended June 30, 2005 and 2004, and $23,110 and $19,451 for the six months ended June 30, 2005 and 2004, respectively) is reflected in depreciation and amortization. Previously this cost component was included in expenses for contract drilling services and labor contract drilling services.

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145,645	$58,790
Restricted cash	28,920	—
Investment in marketable securities	48,944	132,788
Accounts receivable	247,664	205,023
Inventories	4,158	4,013
Prepaid expenses	18,988	12,454
Other current assets	13,831	12,215

Total current assets	508,150	425,283

PROPERTY AND EQUIPMENT
Drilling equipment and facilities	3,846,536	3,739,338
Other	65,493	65,550

	3,912,029	3,804,888
Accumulated depreciation	(1,152,757)	(1,061,268)

	2,759,272	2,743,620

INVESTMENTS IN AND ADVANCES TO JOINT VENTURES	18,998	18,804
OTHER ASSETS	124,617	120,266

	$3,411,037	$3,307,973

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$8,661	$8,361
Accounts payable	74,672	83,012
Accrued payroll and related costs	65,099	60,911
Taxes payable	23,042	22,883
Interest payable	8,659	8,981
Other current liabilities	21,625	30,018

Total current liabilities	201,758	214,166

LONG-TERM DEBT	433,885	503,288
DEFERRED INCOME TAXES	215,145	206,506
OTHER LIABILITIES	8,250	8,110

	859,038	932,070

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	(8,187)	(8,531)

SHAREHOLDERS’ EQUITY
Ordinary shares-par value $0.10 per share	13,645	13,441
Capital in excess of par value	1,004,321	926,652
Retained earnings	1,566,385	1,452,974
Restricted stock (unearned compensation)	(21,111)	(11,171)
Accumulated other comprehensive income (loss)	(3,054)	2,538

	2,560,186	2,384,434

	$3,411,037	$3,307,973

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$118,840	$62,641

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,906	101,610
Deferred income tax (benefit) provision	9,835	(153)
Loss on sales of marketable securities	48	60
Equity in income of joint venture	(2,388)	(1,804)
Distributions received from joint venture	2,194	—
Compensation expense from stock-based plans	3,365	2,624
Other	1,110	506

Changes in current assets and liabilities:
Accounts receivable	(42,624)	(15,881)
Other current assets	(11,347)	(5,914)
Accounts payable	(8,326)	(17,788)
Other current liabilities	3,584	894

Net cash provided by operating activities	190,197	126,795

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions and related capital upgrades	(56,709)	(29,515)
Other capital expenditures	(52,376)	(48,935)
Deferred repair and maintenance expenditures	(29,078)	(22,691)
Proceeds from sales of property and equipment	993	—
Repayments from joint venture	—	1,607
Investment in marketable securities	(23,349)	(93,387)
Proceeds from sales and maturities of marketable securities	106,679	108,430
Increase in restricted cash	(28,920)	—

Net cash used for investing activities	(82,760)	(84,491)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of borrowing on credit facility	(65,000)	—
Payments of other long-term debt	(4,108)	(30,048)
Proceeds from issuance of ordinary shares	53,955	24,186
Payments of dividends	(5,429)	—
Repurchase of ordinary shares	—	(39,714)

Net cash used for financing activities	(20,582)	(45,576)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	86,855	(3,272)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,790	62,567

CASH AND CASH EQUIVALENTS, END OF PERIOD	$145,645	$59,295

NOBLE CORPORATION AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except utilization amounts, operating days and average dayrates)
(Unaudited)

	Three Months Ended June 30,								Three Months Ended March 31,
	2005				2004				2005
	International	Domestic			International	Domestic			International	Domestic
	Contract	Contract	Engineering		Contract	Contract	Engineering		Contract	Contract	Engineering
	Drilling	Drilling	& Consulting	Other	Drilling	Drilling	& Consulting	Other	Drilling	Drilling	& Consulting	Other
OPERATING REVENUES
Contract drilling services	$224,518	$79,393	$—	$—	$167,370	$58,297	$—	$—	$205,162	$57,242	$—	$—
Reimbursables	7,933	4,826	1,884	4,012	3,917	2,124	1,477	2,037	9,334	3,336	7,026	4,806
Labor contract drilling services	—	—	—	17,531	—	—	—	12,078	—	—	—	18,141
Engineering, consulting and other	761	285	2,865	—	99	414	2,174	3,022	405	233	4,081	559

	$233,212	$84,504	$4,749	$21,543	$171,386	$60,835	$3,651	$17,137	$214,901	$60,811	$11,107	$23,506

OPERATING COSTS AND EXPENSES
Contract drilling services	$113,107	$32,800	$—	$—	$93,050	$29,460	$—	$—	$114,418	$29,604	$—	$—
Reimbursables	6,195	4,602	1,919	3,830	2,795	1,894	1,432	1,961	7,912	3,205	7,038	4,751
Labor contract drilling services	—	—	—	14,476	—	—	—	9,441	—	—	—	15,189
Engineering, consulting and other	195	134	5,216	188	(482)	100	4,292	2,874	152	172	5,035	529
Depreciation and amortization	46,993	11,770	99	667	37,262	12,870	157	894	44,343	11,013	98	923
Selling, general and administrative	7,012	2,513	234	340	5,524	2,269	309	346	5,069	2,175	234	340

	$173,502	$51,819	$7,468	$19,501	$138,149	$46,593	$6,190	$15,516	$171,894	$46,169	$12,405	$21,732

OPERATING STATISTICS
Jackups:
Average Rig Utilization	97%	100%			85%	94%			94%	100%
Operating Days	3,266	182			2,698	171			3,086	180
Average Dayrate	$51,747	$60,865			$50,277	$45,817			$51,158	$55,819

Semisubmersibles — (6,000 feet or greater):
Average Rig Utilization	100%	96%			100%	99%			100%	75%
Operating Days	182	348			91	453			180	270
Average Dayrate	$158,779	$125,866			$143,499	$96,727			$145,047	$104,426

Semisubmersibles — (less than 6,000 feet):
Average Rig Utilization	100%	100%			100%	0%			86%	100%
Operating Days	91	182			91	—			77	180
Average Dayrate	$84,742	$77,611			$43,967	$—			$62,410	$53,727

Drillships:
Average Rig Utilization	95%	N/A			67%	N/A			67%	N/A
Operating Days	260	N/A			182	N/A			180	N/A
Average Dayrate	$72,707	N/A			$80,564	N/A			$90,963	N/A

Submersibles:
Average Rig Utilization	N/A	95%			N/A	98%			N/A	100%
Operating Days	N/A	258			N/A	267			N/A	270
Average Dayrate	N/A	$40,267			N/A	$24,888			N/A	$34,549

Total:
Average Rig Utilization	97%	97%			84%	82%			92%	91%
Operating Days	3,799	970			3,062	891			3,523	900
Average Dayrate	$59,099	$81,848			$54,660	$65,429			$58,235	$63,602